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                  SARBANES-OXLEY ACT OF 2002 COMPLIANCE PROGRAM
        STATEMENT OF POLICY, DISCLOSURE REVIEW PROCEDURES, AND DISCLOSURE
                             CONTROLS AND PROCEDURES

                   MEMBERS MUTUAL FUNDS AND ULTRA SERIES FUND

                            ADOPTED DECEMBER 15, 2002
                              AMENDED JUNE 19, 2003
                             AMENDED AUGUST 26, 2004

I.    STATEMENT OF POLICY

On August 28, 2002, the Securities and Exchange Commission (the "SEC") adopted rules to implement the principal executive officer ("PEO") and principal financial officer ("PFO") certification requirements of Section 302 of the Sarbanes-Oxley Act of 2002 (the "Act"). Rule 30a-2 under the Investment Company Act of 1940 (the "1940 Act") requires each PEO and PFO, individually, to sign certain specified certifications to be included as exhibits to each N-CSR and N-Q reports filed for a mutual fund with the SEC. In addition, Rule 30a-3 under the 1940 Act requires mutual funds to maintain written disclosure controls and procedures ("DCPs") covering Forms N-CSR and N-Q filings by mutual funds.

It is the policy of each of MEMBERS Mutual Funds ("MMF") and Ultra Series Fund ("USF"), and collectively, the "Funds" and each individually, a "Fund", to maintain the required DCPs for the purpose of ensuring that information required to be disclosed in Forms N-CSR and N-Q Filings ("Covered SEC Filings") made with the SEC is recorded, processed, summarized and reported in an accurate and complete manner within the applicable time periods. The Funds' DCPs are designed to provide a sufficient framework for the accumulation and communication of relevant disclosure information to the management of each Fund. Each Fund and its respective personnel remain committed to the accuracy of all Covered SEC Filings made by the Fund.

II.   DISCLOSURE CONTROLS AND PROCEDURES

Consistent with the requirements of the Act, the Funds have implemented the following written DCPs designed to ensure that information required to be disclosed in Covered SEC Filings is recorded, processed, summarized and reported in an accurate and complete manner within the time periods applicable to such Covered SEC Filing.

      A.    IDENTIFICATION OF DISCLOSURE SOURCES FOR COVERED SEC FILINGS

      The following CUNA Mutual Group, CUNA Mutual Life Insurance Company and MEMBERS Capital Advisors personnel and personnel of the Funds' outside service providers ("Disclosure Sources") have been identified as parties essential to the timely identification and communication of information and events triggering disclosures contained within Covered SEC Filings on Forms N-CSR and N-Q.

      Information relative to necessary disclosures for Covered SEC Filings made by the Funds on Forms N-CSR and N-Q are identified, processed, recorded, summarized and reported to the Funds' management by the following:

      Fund Administration

      Internal Source - Senior Manager, Product Operations

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      External Source - Boston Financial Data Services, Fund Administrator

      It is the responsibility of the Senior Manager for Product Operations to request, obtain and verify information for which the Fund Administrator serves as the source.

      Financial Information

      Internal Source - Internal Audit Vice President, Finance
                        Internal Audit Manager, Finance
      External Source - Deloitte & Touche

      Fund Operations/Investments

      Internal Source - Vice President, Product Manager
                        Senior Manager, Investment Operations*
                        Investment Support Manager, Investment Operations

                      * responsible for collecting and disseminating N-CSR and
                        N-Q disclosure information provided by funds' sub-advisers

      Legal Division

      Internal Source - AVP and Associate General Counsel, Legal
                        Division ("Disclosure Coordinator")
                        Law Specialist, Legal Division

      External Source - Sutherland Asbill & Brennan

      It is the responsibility of the Legal Division to request, obtain and verify disclosure information received from external legal counsel.

      Transfer Agent

      MEMBERS Funds     - State Street Bank and Trust Company
      Ultra Series Fund - Variable Products Finance Technician, CUNA Mutual Life
                          Insurance Company ("CMLIC")

      B.    DISCLOSURE COMMITTEE AND RESPONSIBILITIES

      The Funds have established a Disclosure Committee comprised of members of the CUNA Mutual Group Legal and MEMBERS Capital Advisors personnel from their respective Investment Operations, Product Operations, and Sales, Marketing and Client Services areas. The members of the Funds' Disclosure Committee are as follows:

            Senior Manager, Product Operations
            Senior Manager, Investment Operations
            Investment Support Manager, Investment Operations
            AVP and Associate General Counsel, Legal Division
            Securities Law Specialist, Legal Division

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      The Disclosure Coordinator for each Fund's Disclosure Committee is
      Assistant Vice President and Associate General Counsel, Legal Division. The Disclosure Coordinator shall serve as the Chairperson of each Fund's Disclosure Committee.

      The members of the Funds' Disclosure Committee shall be responsible for the development, implementation and maintenance of the Funds' DCPs on a continuous basis throughout the year (referred to hereinafter as the "Disclosure Development and Review Process"). Responsibilities shall include the development of a timeline for Covered SEC Filings, the documentation of a process for updating and revising required disclosures within Covered SEC Filings, as well as execution of existing DCPs and documentation of such execution.

      C. DISCLOSURE DEVELOPMENT AND REVIEW PROCESS

      Documentation. Each Fund has developed a Time and Responsibility Checklist that reflects the appropriate timeframes for the identification, summarization, circulation for review and comment, revision and approval of appropriate disclosures contained in Covered SEC filings. Each member of the Disclosure Committee shall be responsible for initialing the Time and Responsibility Checklist to identify the scope of his or her participation in the Disclosure Development and Review Process and to indicate the date the indicated action was completed.

      For all Covered SEC Filings, Disclosure Committee members shall obtain initials from Disclosure Sources and an indication of the dates that disclosure information was requested, in a manner sufficient to enable such member to sign the relevant Disclosure Report (as defined in Section III below) provided to the relevant Fund's PEO/PFO in connection with such Covered SEC Filing.

      It is understood by the members of the Disclosure Committee that the Time and Responsibility Checklist is intended to evidence to each Fund's management, including its PEO and PFO, that the Disclosure Development and Review Process is operating in a manner sufficient to ensure the timely and accurate recordation, processing, summarization and reporting of relevant disclosures to be contained in Covered SEC Filings in an accurate and complete manner within the applicable time periods required by law or regulation.

      Process. It is the responsibility of the Disclosure Committee to determine the necessary disclosures for inclusion in each Covered SEC Filing. Each Fund contemplates that Disclosure Committee members shall reach a consensus concerning those disclosures to be included in each Covered SEC Filing. In reaching such a consensus, sufficient attention must be given to ensure that the disclosures contained in a particular Covered SEC Filing satisfy the applicable legal standards. This determination shall be made by the participating members from the Legal Division and from the Fund Compliance Area.

      In determining those events or circumstances that may trigger the need for a change or updating of the disclosures contained in a Covered SEC Filing, for purposes of regularly updating disclosures as periodically required under applicable law or regulation, the Disclosure Committee shall consult each of the Disclosure Sources listed above, as to the necessity of updating or revising of each Covered SEC Filing for which such Disclosure Source has been identified as providing disclosure information. The Disclosure Committee shall be responsible for indicating on the Time and Responsibility Checklist that the Disclosure Source has been consulted, the date the request for disclosure information was made, whether a revision to the disclosure for a Covered SEC Filing was suggested, and the date of any response to a request for disclosure information was received. The Disclosure Committee member making a request for disclosure

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      information from any person identified herein as a Disclosure Source shall ensure that such person initials and dates the checklist on the date any disclosure information is provided.

      Further, with respect to events or changes in circumstances triggering a revision to disclosure contained in an SEC Covered Filing, the Disclosure Committee will keep the Disclosure Coordinator informed of all developments that come to their attention.

      Accommodations of Committee Member Viewpoints. In the event that a difference of opinion arises among members of the Disclosure Committee concerning the necessity of making a disclosure revision identified by a Disclosure Source, or concerning the manner in which such disclosure revision may be made, Disclosure Committee representatives from the Legal Division shall make a recommendation to the relevant Fund personnel, including such Fund's Compliance Area concerning the disclosure in question. If necessary to resolve a continuing conflict, outside counsel for the Fund and/or counsel for the Fund's independent trustees shall also be consulted, with the result that the Disclosure Committee representatives from the Legal Division shall make a final recommendation reflecting consideration of the advice provided by such external counsel. The Disclosure Committee shall acquiesce to the recommendation from the Legal Division Disclosure Committee attorney representative, who is currently the Disclosure Coordinator. Legal Division members involved in the resolution of conflicts, as contemplated herein, shall take all necessary steps to preserve the existence of attorney-client privilege in connection with the conflict resolution process.

      Unanticipated Disclosure Events. Upon receipt of notice of an event or change in circumstance ("Disclosure Event") which may necessitate a revision to a disclosure contained in a Covered SEC Filing, the Disclosure Committee shall, within a reasonable period of time, given the circumstances, from such receipt of such notice, determine whether there is a need to modify any disclosure contained in a Covered SEC Filing and shall determine the manner of such modification. In such event, the Disclosure Committee shall either meet to discuss the Disclosure Event, at which meeting any determination made by the committee shall be recorded and the record maintained for a period of no less than six years, the first two years in a readily accessible place, or else the Disclosure Committee shall circulate a communication for review and authorization by each Disclosure Committee member indicating the decision regarding the impact that the Disclosure Event has had on existing disclosures contained within the Covered SEC Filing. Such signed communication shall be maintained by the relevant Fund for a period of no less than six years, the first two years in a readily accessible place.

      In addition, the Disclosure Committee shall, when it determines the need arises, notify the relevant Fund's PEO and PFO, as well as the appropriate senior management of the relevant Fund, of material changes to disclosure information.

      D.    RESOURCES ASSISTING THE FUNDS IN THE DEVELOPMENT AND MAINTENANCE OF
            DCPS

      It is contemplated that members of the Disclosure Committee shall attend such industry conferences and other continuing education activities as may be reasonably necessary to ensure that they maintain current knowledge on industry issues and practices affecting the timeliness and accuracy of disclosures contained in Covered SEC Filings and Fund compliance with applicable legal and regulatory guidelines relative thereto. Disclosure Committee members currently receive such trade publications and attend such conferences sponsored by a variety of industry trade associations and service providers as they, together with their respective managers, deem necessary in order to maintain current knowledge of industry issues and practices.

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      In addition, each Fund contemplates that the expeditious use of outside counsel and counsel for its independent trustees also provide effective control measures to ensure the integrity and efficacy of its DCPs. Similarly, various external service providers, such as each Fund's transfer agent and the Funds' administrator and independent auditors also serve as important control mechanisms for purposes of bolstering Fund compliance with all applicable laws and regulations relative to disclosures contained in Covered SEC Filings.

III.  REPORTING TO EACH FUND'S PEO AND PFO

It is the responsibility of each respective Fund's PEO and PFO to work with the Disclosure Committee to design, implement, monitor and maintain these DCPs and their implementation to ensure that the necessary communication is communicated to them to enable them to make the required certifications required under the Act in connection with each Covered SEC Filing. Each Fund's PEO and PFO shall each review each Covered SEC Filing pursuant to the deadline determined and communicated to them by the Disclosure Committee, which deadline shall be, in the normal course of business, no earlier than five business days prior to filing of the SEC Covered Filing. In the case of the absence of a PEO or PFO, such Fund's Secretary or Assistant Treasurer shall assume the corresponding responsibilities hereunder of such officer.

Communications by Disclosure Committee to PEO and PFO. For all Covered SEC Filings made after the effective date hereof, the Disclosure Committee shall prepare and deliver a report ("Disclosure Report") to accompany each draft Covered SEC Filing to be reviewed by the relevant Fund's PEO and PFO. Such report shall overview the contents of the Covered SEC Filing and shall, as necessary, set forth material disclosure changes and material disclosure issues that arose during the process of preparing the filing and for which substantive judgments were made by the Disclosure Committee concerning their inclusion or exclusion in the Covered SEC Filing. The Disclosure Report shall be delivered to the PEO and PFO within the timeframe that the Covered SEC Filing is being developed and finalized for filing. For all Covered SEC Filings made after the effective date hereof, in order to satisfy the PEO and PFO of the sufficiency of these DCPs to ensure the accuracy and completeness of the disclosures contained in the relevant Covered SEC Filing, accompanying the Disclosure Report shall be a copy of a completed Time and Responsibility Checklist evidencing the necessary participation and approvals indicated therein by each Disclosure Committee member.

In particular, the Disclosure Report shall assure the PEO and PFO that: (1) the Covered SEC Filing does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the filing; (2) the financial information included in the filing, and the financial statements on which it is based, fairly present in all material respects the financial condition, results of operations, changes in net assets and cash flows of the relevant Fund as of, and for the periods presented in the filing; and (3) fraud, whether or not material, involving management or other employees with a significant role in the relevant Fund's internal controls have been reported to the PEO and PFO during the period covered by the Covered SEC Filing.

In the case of annual updates to registration statements to be filed with the SEC, the Disclosure Committee may prepare and present one Disclosure Report for review and sign-off by the relevant Fund's PEO and PFO, so long as the PEO and PFO shall each have sufficient time to review the Disclosure Report and the registration statement to be filed.

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IV.   ANNUAL EVALUATION OF DCPS

Upon delivery by the Disclosure Committee of the Disclosure Report accompanying an SEC Covered Filing, which delivery shall occur within 90 days prior to such filing, each Fund's PEO and PFO shall evaluate these DCPs so as to enable them to make the necessary certifications contained in applicable exhibits to the Covered SEC Filing. Such evaluation by the PEO and PFO shall cover the relevant Fund's DCPs as they relate to all Covered SEC Filings made since the last Covered SEC Filing was made, beginning with Form N-CSR filings made in June, 2003, with Form N-Q filings made in September, 2004, and continuing thereafter.

Review and Assessment of DCP's. It shall be the responsibility of Internal Audit, together with external counsel, to review these DCPs and prepare and distribute an Annual Assessment of DCPs to each Fund's PEO and PFO. Such Annual Assessment of DCPs shall set forth those conclusions necessary to enable the PEO and PFO to make the certifications as to their annual review of the DCPs and the sufficiency of such DCPs that are required to be made and presented in the applicable exhibit to Covered SEC Filings.

In conjunction with assessing these DCPs and their ongoing use by the Funds, Internal Audit shall also consider the internal controls and procedures for financial reporting utilized by the Funds and the Fund Administrator that affect the Funds' ability to record, process, summarize and report financial information required to be disclosed by the Funds in reports they file or submit under the federal securities laws.

Disclosure of Deficiencies to Audit Committee and Independent Auditors. Each Fund's PEO and PFO shall disclose affirmatively and preemptively to its independent auditors and to its Audit Committee any significant deficiencies in the design or operation of internal controls which could adversely affect such Fund's ability to record, process, summarize and report financial data, as well as any fraud, whether or not material, that involved Fund management or other Fund employees who have a significant role in the Fund's internal controls.

V.    IMPLEMENTATION OF DCPS

The Statement of Policy, Disclosure Review Procedures and DCPs contained herein have been approved and adopted by each Fund's PEO and PFO, respectively, effective June 19, 2003. It is contemplated that appropriate members of the Disclosure Committee shall undertake to develop and implement a training program, on or shortly after the date hereof. It shall be the responsibility of the Disclosure Committee to develop and maintain such training program to ensure that relevant Fund personnel are appropriately trained in the appropriate DCPs relative to record making and recordkeeping obligations under the Funds' Disclosure Review Process and these DCPs, as well as the steps necessary to facilitate "up-the-chain" reporting to each Fund's PEO and PFO and support for each Fund's PEO and PFO as they execute their certification responsibilities.